EXHIBIT 14.1


                                 FANTATECH, INC.


                           CODE OF CONDUCT AND ETHICS



    THIS CODE APPLIES TO EVERY DIRECTOR, OFFICER (INCLUDING THE CHIEF EXECUTIVE OFFICER (THE "CEO"), CHIEF OPERATING OFFICER (THE "COO") AND CHIEF FINANCIAL
      OFFICER (THE"CFO")), AND EMPLOYEE OF FANTATECH, INC. (THE "COMPANY").




                                  December 2004


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
                        FANTATECH, INC.
                 CODE OF CONDUCT AND ETHICS


CONTENTS                                                                    PAGE
1.        Forward                                                              3
2.        Objectives                                                           3
3.        Applications                                                         3
4.        Ethics Administrator                                                 4
5.        Amendments And Modifications Of This Code                            4
6.        Compliance With Laws, Rules And Regulations                          4
7.        Accounting Policies                                                  4
8.        Filing Of Government Reports                                         5
9.        Disclosure Policies And Controls                                     5
10.       Investor Relations And Public Affairs                                6
11.       Conflicts Of Interest                                                6
12.       Insider Trading Or Tipping                                           7
13.       Corporate Opportunities And Use And Protection of Company Assets     8
14.       Intellectual Property: Patents, Copyrights And trademarks            9
15.       Record And Document                                                 10
16.       Computer And Information Systems                                    10
17.       Confidential Information Belonging To Others                        10
18.       Confidential And Proprietary Information                            10
19.       Environment, Health And Safety                                      12
20.       Bribery                                                             12
21.       Foreign Corrupt Practices Act                                       12
22.       Political Contributions                                             12
23.       Anti-Boycott And U.S. Sanctions Laws                                13
24.       Antitrust And Fair Competition Laws                                 13
25.       Prohibited Substances                                               14
26.       Reporting Violations Of This Code                                   14
27.       Discipline For Noncompliance With This Code                         15
28.       Waivers                                                             15
29.       Consideration before action                                         15


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1.   FORWARD

For the furtherance of the Company's fundamental principles of honesty, faithfulness, fairness and frankness, the Board of Directors of the Company has established and adopted this Code of Conduct and Ethics (the "Code"). This Code is endorsed by the Company's Audit Committee.


2.   OBJECTIVES

This Code endeavors to prevent misconduct and wrongdoing, and to promote the following objectives:

     -    ethical and honest business conduct;

     -    avoid and deter fraud and conflicts of interest;

     -    full, fair, accurate, timely and transparent reporting and disclosure;

     - compliance with applicable statutory and self-regulatory organization laws, rules and regulations;

     -    prompt internal reporting of Code contraventions and violations; and

     -    accountability and liability for compliance with the Code.


3.   APPLICATIONS

Situations listed below are some of the examples of occasions that require application of the Company's fundamental principles and the promotion of its objectives. If any directors, officers or employees (collectively referred as the "Employees" in this Code) believe that there is a conflict between this Code and a specific procedure, the Company's Board of Directors should be consulted for guidance.

Each of the Company's directors, officers and employees is expected to:

     - understand the requirements of their job position in the Company, including the Company's expectations and governmental rules and regulations that apply to their position;

     -    comply with this Code and all applicable laws, rules and regulations;

     - report any violation and contraventions of this Code whenever they become aware of ; and

     -    be accountable for complying with this Code.


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4.   ETHICS ADMINISTRATOR

All matters concerning this Code shall be administered, handled and interpreted by the Board of Directors of the Company. The Audit Committee should be notified of all material issues in relation to the implementation of this Code.


5.   AMENDMENTS AND MODIFICATIONS OF THIS CODE

There shall be no amendment or modification to this Code except upon approval by the Company's Board of Directors with the endorsement of the Audit Committee.

In case of any material amendment or modification of this Code that applies to an officer or director of the Company, the amendment or modification shall be posted on the Company's website within seven days of the Board vote or shall otherwise be disclosed as required by applicable law or the rules of any stock exchange or market on which the Company's securities are listed for trading. Notice posted on the website shall remain there for a period of twelve months and shall be retained in the Company's files as required by law.


6.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company's goal and intention is to comply with the laws, rules and regulations by which it is governed. The Company strives to comply not only with requirements of the law but also with recognized compliance practices. All illegal activities or illegal conduct are prohibited irrespective whether they are specifically set forth in this Code.

Where law does not govern a situation or where the law is unclear or conflicting, Employees should discuss the situation with their supervisor, the CEO /COO or the chairman of the Board of Directors, who may then direct the issue to the legal counsel of the Company. Business should always be conducted in a fair and forthright manner. Directors, officers and employees are expected to act according to high moral and ethical standards.


7.   ACCOUNTING POLICIES

The Company shall make and keep books, records and accounts, which should be in reasonable detail, accuracy and fairness to present the Company's activities and transactions and in accordance with the generally accepted accounting principles applicable to the territories where the Company operates its businesses.

All directors, officers, employees and other persons are proscribed from directly or indirectly falsifying or causing to be false or misleading any financial or accounting books, records or accounts. Employees and others are expressly prohibited from directly or


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indirectly manipulating an audit, and from destroying or tampering with any records, documents or tangible objects with the intent to obstruct a pending or contemplated audit, review or investigation. The commission of, or participation in, one of these forbidden activities or other illegal conduct will subject the Employees and others to legal penalties, as well as to punishment, up to and including termination of employment.

No director, officer or employee of the Company may directly or indirectly make or cause to be made a materially false or misleading statement; or omit to state, or cause another person to omit to state, any material fact necessary to make such statements made not misleading, in connection with the audit of financial statements by independent accountants, or the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission ("SEC").


8.   FILING OF GOVERNMENT REPORTS

Any reports or information provided, on behalf of the Company, to federal, state, local or foreign governments should be true, complete and accurate. Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.


9.   DISCLOSURE POLICIES AND CONTROLS

The continuing excellence of the Company's reputation depends upon proper and complete disclosure of essential information about the Company that is used in the securities marketplace. Our financial and non-financial disclosures and filings with the SEC must be transparent, accurate and timely. Proper reporting of reliable, truthful and correct information is a complex process involving cooperation between many departments and disciplines. Employees must all work together to insure that consistent, truthful and accurate information is disclosed to the public.

The Company must disclose to the SEC, current security holders and the investing public information that is required, and any additional information that may be necessary to ensure the required disclosures are not misleading or inaccurate. The Company requires its Employees to participate in the disclosure process, which is overseen by the CEO, COO and CFO. The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by the CEO, COO and CFO and other employees in the disclosure process is a requirement of this Code.

Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to discipline of up to and including termination of employment.


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10.  INVESTOR RELATIONS AND PUBLIC AFFAIRS

The information disseminated about the Company must be both accurate and consistent. Accordingly, all matters relating to the Company's internal and external communications are to be handled by the CEO and/or the COO (or, if retained for such purpose, a public relations consultant). The Company's CEO and COO (or a public relations consultant retained by the Company) are responsible for public communications with stockholders, analysts and other interested members of the financial community. The CEO and COO (or a public relations consultant retained by the Company) are also responsible for the marketing and advertising activities and communication with employees, the media, local communities and government officials. The CEO and/or COO or their appointee should serve as the Company's spokesperson in both routine and crisis situations.


11.  CONFLICTS OF INTEREST

Conflicts of interest can arise in virtually every area of the Company's operations. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. The Company and its Employees must strive to avoid conflicts of interest. Each decision should be made solely in the best interest of the Company. Any business, financial or other relationship with suppliers, customers or competitors that might impair or appear to impair the exercise of this "solely for the benefit of the Company" objective is prohibited.

Listed below are some examples of conflicts of interest:

     - FAMILY MEMBERS -- Actions of family members may create a conflict of interest. For example, gifts to family members by a supplier of the Company are considered gifts to the Company's Employees and must be reported. Doing business for the Company with organizations where Employees' family members are employed or that are partially or fully owned by the family members or close friends may create a conflict or the appearance of a conflict of interest. For purposes of this Code "family members" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and adoptive relationships.

     - GIFTS, ENTERTAINMENT, LOANS, OR OTHER FAVORS -- Directors, officers and employees shall not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with the Company, or from any person or entity in competition with the Company. Examples of such personal gains are gifts, non-business-related trips, gratuities, favors, loans, and guarantees of loans, excessive entertainment or rewards. However, Employees may accept gifts of a nominal value. Other than common business courtesies, directors, officers, employees and independent contractors must not offer or provide anything to any person or organization


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          for  the  purpose  of  influencing  the  person  or  organization  in their business relationship with the Company.

          Directors, officers and employees are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services. Directors, officers and employees who use the Company's advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

     - OUTSIDE EMPLOYMENT -- Officers and employees may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, if such activity:

               -    reduces work efficiency;

               - interferes with their ability to act conscientiously in the Company's best interest; or

               - requires them to utilize the Company's proprietary or confidential procedures, plans or techniques.

          Employees must inform their supervisor or the CEO / COO of any outside employment, including the employer's name and expected work hours.

Employees should report any actual or potential conflict of interest involving themselves or others of which they become aware of to their supervisor or the CEO / COO. Officers and directors should report any actual or potential conflict of interest involving themselves or others of which they become aware of to the chairman of the Board of Directors.


12.  INSIDER TRADING OR TIPPING

Directors, officers and employees who are aware of material, non-public information from or about the Company (an "insider"), are not permitted, directly or through family members or other persons or entities, to:

     - trade securities (or derivatives relating to such securities) of the Company basing on those privileged information, or

     - pass on, tip or disclose those material nonpublic information to others outside the Company including family and friends.

Such buying, selling or trading of securities may be punished by discipline of up to and including termination of employment; civil actions, resulting in penalties of up to three


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times the amount of profit gained or loss avoided by the inside trade or stock tip, or criminal actions, resulting in fines and jail.

Examples of information that may be considered material, non-public information in some circumstances are:

     - undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations;

     - undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers;

     -    undisclosed major management changes;

     - a substantial contract award or termination that has not been publicly disclosed;

     -    a major lawsuit or claim that has not been publicly disclosed;

     - the gain or loss of a significant customer or supplier that has not been publicly disclosed;

     -    an undisclosed filing of a bankruptcy petition by the Company;

     -    information that is considered confidential; and

     - any other undisclosed information that could affect the Company's stock price.

The same policy also applies to securities issued by another company if Employees have acquired material, nonpublic information relating to such company in the course of their employment or affiliation with the Company.

When material information has been publicly disclosed, each insider must continue to refrain from buying or selling the securities in question until the third business day after the information has been publicly released to allow the markets time to digest and absorb the information.


13.  CORPORATE OPPORTUNITIES AND USE AND PROTECTION OF COMPANY ASSETS

Employees have the duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises. Employees are prohibited from:


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     -    taking  for  themselves  personally,  opportunities  that  are discovered through the use of Company property, information or position;

     -    using  Company  property,  information  or position for personal gain;
          or

     -    competing with the Company.

Employees are personally responsible and accountable for the proper expenditure of Company funds, including money spent for travel expenses or for customer entertainment. They are also responsible for the proper use of property over which they have control, including both Company property and funds and property that customers or others have entrusted to their custody. Company assets must be used only for proper purposes.

Company property should not be misused nor be sold, loaned or given away regardless of condition or value, without proper authorization. Each director, officer and employee should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Company assets should be used only for legitimate business purposes.


14.  INTELLECTUAL PROPERTY: PATENTS, COPYRIGHTS AND TRADEMARKS

The term intellectual property includes any invention, discovery, concept, idea, or writing whether protectable or not by any United States or foreign copyright, trademark, patent, or common law including, but not limited to designs, materials, compositions of matter, machines, manufactures, processes, improvements, data, computer software, writings, formula, techniques, know-how, methods, as well as improvements thereof or know-how related thereto concerning any past, present, or prospective activities of the Company. Except as otherwise agreed to in writing between the Company and an officer or employee, all intellectual property the Employees conceive or develop during the course of their employment shall be the sole property of the Company. Officers and employees must promptly disclose in writing to the Company any intellectual property developed or conceived either solely or with others during the course of their employment and must render any and all aid and assistance, at the Company's expense, to secure the appropriate patent, copyright, or trademark protection for such intellectual property.

Copyright laws may protect items posted on a website. Unless a website grants permission to download the Internet content, Employees generally only have the legal right to view the content. If the Employees do not have permission to download and distribute specific website content but they have done so, they should contact their supervisor or the CEO / COO, who may refer the case to the Company's legal counsel.

If the Employees are unclear as to the application of this Intellectual Property Policy or if questions arise, they should consult with their supervisor or the CEO / COO who may refer the issue to the Company's legal counsel.


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15.  RECORD AND DOCUMENTS

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. Destroying or altering documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence. Document destruction or falsification in other contexts can result in a violation of the federal securities laws or the obstruction of justice laws.


16.  COMPUTER AND INFORMATION SYSTEMS

For the purposes of discharging their duties and carry out the Company's business, officers and employees are provided with telephones and computer workstations as well as the necessary software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. Employees must obtain the permission from their supervisor or the CEO to install any software on any Company computer or connect any personal laptop to the Company network. As with other equipment and assets of the Company, Employees are each responsible for the appropriate use of these assets. Except for limited personal use of the Company's telephones and computer/e-mail, such equipment may be used only for business purposes. Officers and employees should not expect a right to privacy of their e-mail or Internet use. All e-mails or Internet use on Company equipment is subject to monitoring by the Company.


17.  CONFIDENTIAL INFORMATION BELONGING TO OTHERS

Employees must respect the confidentiality of information, including, but not limited to, trade secrets and other information given in confidence by others, including but not limited to partners, suppliers, contractors, competitors or customers, just as one protects his/her own confidential information. However, certain restrictions about the information of others may place an unfair burden on the Company's future business. For that reason, directors, officers and employees should coordinate with his/her supervisor or the CEO/COO to ensure appropriate agreements are in place prior to receiving any confidential third-party information. In addition, any confidential information that Employees may possess from an outside source, such as a previous employer, must not, so long as such information remains confidential, be disclosed to or used by the Company. Unsolicited confidential information submitted to the Company should be refused, returned to the sender where possible and deleted or destroyed, if received via the Internet or by Fax or by post.


18.  CONFIDENTIAL AND PROPRIETARY INFORMATION

Confidential and proprietary information about the Company or its business associates belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others. It is the Company's policy to ensure that all operations,


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activities and business affairs of the Company and our business associates are kept confidential to the greatest extent possible. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to the Company as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee). This can include, but is not limited to, information regarding the Company's business, products, processes, procedures and services. It can also include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations, contents of the Company intranet and business methods or practices.

The following are examples of information that is not considered confidential:

     - information that is in the public domain to the extent it is readily available;

     - information that becomes generally known to the public other than by disclosure by the Company or a director, officer or employee; or

     - information you receive from a party that is under no legal obligation of confidentiality with the Company with respect to such information.

The Company has exclusive property rights to all confidential and proprietary information regarding itself or its business associates. The unauthorized disclosure of this information could destroy the value to the Company and give others an unfair advantage. Employees are responsible for safeguarding Company information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its operations and activities made or compiled by the director, officer or employee or made available to Employees prior to or during the term of their association with the Company, including any copies thereof, unless otherwise agreed to in writing, belong to the Company and shall be held by the Employees in trust solely for the benefit of the Company, and shall be delivered to the Company by the Employees on the termination of their association with the Company or at any other time the Company requests.


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19.  ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to managing and operating its assets in a manner that is protective of human health and safety and the environment. It is the Company's policy to comply, in all material respects, with applicable health, safety and environmental laws and regulations. Each of the Employees is also expected to comply with the policies, programs, standards and procedures of the Company.


20.  BRIBERY

Employees are strictly forbidden from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside the United States) which is prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments should be allowed or tolerated. Any offer of money or gifts that is intended to influence a business decision, it should be reported to supervisor, CEO/COO or the chairman of the Board of Directors immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.


21.  FOREIGN CORRUPT PRACTICES ACT

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in Order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by the Employees or an agent acting on their behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his/her influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

Employees are also prohibited from offering or paying anything of value to any foreign person if it is known or there is a reason to know that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates, or agents, are used to channel payoffs to foreign officials.


22.  POLITICAL CONTRIBUTIONS

Employees must refrain from making any use of Company, personal or other funds or resources on behalf of the Company for political or other purposes which are improper or prohibited by the applicable federal, state, local or foreign laws, rules or regulations.


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Company contributions or expenditures in connection with election campaigns will be permitted only to the extent allowed by federal, state, local or foreign election laws, rules and regulations.

Employees are encouraged to participate in the political process within the legally allowed framework as regulated by authority of the jurisdiction where the Company's business is located. The Company believes that individual participation is a continuing obligation of a responsible citizen.


23.  ANTI-BOYCOTT AND U.S. SANCTIONS LAWS

The Company must comply with anti-boycott laws of the United States, which prohibit it from participating in, and require it to report to the authorities any request to participate in, a boycott of a country or businesses within a country. If Employees receive such a request, it should be reported to their immediate superior, the CEO/COO, or to the chairman of the Board of Directors. The Company will not engage in business with any government, entity, organization or individual, where doing so is prohibited by the applicable laws.

24.  ANTITRUST AND FAIR COMPETITION LAWS

The purpose of antitrust laws of the United States and most other countries is to provide a level playing field to economic competitors and to promote fair competition. No director, officer or employee, under any circumstances or in any context, may enter into any understanding or agreement, whether express or implied, formal or informal, written or oral, with an actual or potential competitor, which would illegally limit or restrict in any way either party's actions, including the offers of either party to any third party. This proscription includes any action relating to prices, costs, profits, products, services, terms or conditions of sale, market share or customer or supplier classification or selection.

It is the Company's policy to comply with all U.S. antitrust laws. This policy is not to be compromised or qualified by anyone acting for or on behalf of the Company. Employees must understand and comply with the antitrust laws which may bear upon their activities and decisions. Anti-competitive behavior in violation of antitrust laws can result in criminal penalties, both for Employees and for the Company. Accordingly, any question regarding compliance with antitrust laws or the responsibilities under this policy should be directed to the CEO/COO or the chairman of the Board of Directors, who may then direct the issue to the Company's legal counsel. Any director, officer or employee found to have knowingly participated in violating the antitrust laws will be subject to disciplinary action, up to and including termination of employment, apart from the legal penalties.

Listed below are some scenarios that are prohibited or could be prohibited for antitrust reasons. These scenarios are not an exhaustive list of all prohibited and possibly prohibited antitrust conduct. When in doubt about any situation, whether it is discussed below or not, Employees should consult with the CEO/COO or the chairman of the Board of Directors, who may then direct the case to legal counsel.


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The following scenarios are prohibited for antitrust or anti-competition reasons:

     - proposals or agreements or understanding-express or implied, formal or informal, written or oral-with any competitor regarding any aspect of competition between the Company and the competitor for sales to third parties;

     - proposals or agreements or understanding with customers which restrict the price or other terms at which the customer may resell or lease any product to a third party; or

     - proposals or agreements or understanding with suppliers which restrict the price or other terms at which the Company may resell or lease any product or service to a third party.

The following business arrangements could raise anti-competition or antitrust law issues. Before entering into such agreement, Employees must consult with the CEO/COO or the chairman of the Board of Directors, who may then direct the case to the Company's legal counsel:

     - exclusive arrangements for the purchase or sale of products or services;

     -    bundling of goods and services;

     - technology licensing agreements that restrict the freedom of the licensee or licensor; or

     - agreements to add an employee of the Company to another Entity's board of Directors.


25.  PROHIBITED SUBSTANCES

The Company has policies keeping out the use of alcohol, illegal drugs or other prohibited items, including legal drugs which affect the ability to perform one's work duties, while on Company premises. The possession or use of alcoholic beverages, firearms, weapons or explosives on the Company's property are also prohibited unless authorized by the CEO/COO. Employees are also forbidden from reporting to work while under the influence of alcohol or illegal drugs. The Company reserves the right to perform pre-employment and random drug testing on employees, as permitted by law.


26.  REPORTING VIOLATIONS OF THIS CODE

Employees should be alert and sensitive to situations that could result in actions, which might violate federal, state, or local laws or the standards of conduct set forth in this Code. If any of the Employees believes that his or her own conduct or that of a fellow employee may have violated any such laws or this Code, he or she has an obligation to report the matter.


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Generally, Employees should raise such matters first with an immediate supervisor. However, if they are not comfortable bringing the matter up with their immediate supervisor, or do not believe the supervisor has dealt with the matter properly, then they should raise the matter with the CEO or COO who may, if a law, rule or regulation is in question, then refer the case to the Company's legal counsel. Any possible violations should be reported and the Company supports all means of those reporting.

Directors and officers should report any potential violations of this Code to the chairman of the Board of Directors or to the legal counsel.

The Company will not allow retaliation against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting an offense is illegal under the relevant laws and is prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline, up to and including termination of employment, and may also result in criminal prosecution. However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.


27.  DISCIPLINE FOR NONCOMPLIANCE WITH THIS CODE

Disciplinary actions for violations of this Code can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit against the relevant Employees. The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in the Employees' criminal prosecution.


28.  WAIVERS

There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors and the endorsement of the Audit Committee under special circumstances. In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be posted on the Company's website within five days of the Board's vote or shall otherwise be disclosed as required by applicable law or the rules of any stock exchange or market on which the Company's securities are listed for trading. Notices posted on the Company's website shall remain there for a period of 12 months and shall be retained in files as required by law.

29.  CONSIDERATION BEFORE ACTION

This Code is an endeavor to guide all of the Employees at the Company in the right direction, but no document can be all-inclusive enough to achieve the level of principled


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compliance that the Company is seeking. Accordingly, each of the Employees must strive to maintain his or her awareness of these issues and to comply with the Code's principles to the best of their abilities.

Questions like: Does it feel right? Is this action ethical in every way? Is this action in compliance with the law? Could this action create an appearance of impropriety? Has anything been done just to create the superficial propriety or to disguise impropriety of the action? should be raised prior to taking any action that:

If an action would elicit the negative answers or implication to any of these or similar questions, it should not be taken. The Company cannot expect perfection, but do expect good faith. If Employees act in bad faith or fail to report illegal or unethical behavior, then they will be subject to disciplinary procedures. The Company hopes that all of its Employees agree that the best course of action is to be honest, forthright and loyal at all times.




Adopted by the Board of Directors on:  December 8, 2004




Endorsed by the Audit Committee on: December 8, 2004


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